Exhibit 23.1

De Leon & Company, P.A. CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS 510 NW 159th Lane Pembroke Pines, Florida 33028 (954) 445-6478 fax 1-888-640-6161
WWW.DLCPAS.COM

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form S-1/A Registration Statement of AVRA Medical Robotics, Inc. to be filed on or around May 11, 2017 our report for the period ended December 31, 2015 & 2016 relating to the financial statements of AVRA Medical Robotics, Inc. which appears in such Form S-1/A, and to the reference to our Firm under the caption "Experts" in such filing.

Certified Public Accountants

May 11, 2017

MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	BOARD CERTIFIED IN BUSINESS APPRAISALS
INSTITUTE OF MANAGEMENT ACCOUNTANTS	CERTIFIED MANAGEMENT ACCOUNTANT
INSTITUTE OF FRAUD EXAMINERS	CERTIFIED IN FINANCIAL MANAGEMENT
MASTERS IN BUSINESS ADMINISTRATION